Exhibit 99.1

First Advantage Expands Board of Directors with

Appointment of Bridgett Price

ATLANTA, June 17, 2022 – First Advantage Corporation (NASDAQ: FA), a leading global provider of technology solutions for screening, verifications, safety, and compliance related to human capital, today announced the appointment of Bridgett Price to the Board of Directors as an independent director and member of the Audit Committee. With the addition of Dr. Price, the Company’s Board of Directors now has eight members.

“We are very pleased to welcome Bridgett as an independent director” said Joe Osnoss, Chairman of the Board. “Bridgett’s impressive experience as a human resources leader across geographies and sectors provides her with valuable perspectives on how clients use First Advantage’s technology solutions, as well as how our sector will continue to evolve and grow.”

“I am honored to join the First Advantage Board of Directors at such an exciting time in the Company’s trajectory,” said Dr. Price. “I look forward to working with the team as we help customers compete for talent and manage their human capital-related risk in today’s dynamic jobs market.”

Dr. Price is currently the Global Human Resources Officer for Consumer, Development, and Operations disciplines at Marriott International, which she joined in 2000. From 2009 to 2016, she was based in London as the Chief Human Resources Officer for Europe. Dr. Price has held a variety of human resources executive positions in Fortune 500 hospitality and consumer products companies and is recognized for her leadership and expertise with major global transformational initiatives. She also served as a Major in the United States Air Force and taught Psychology and Leadership courses at the U.S. Air Force Academy in Colorado Springs, Colorado. Dr. Price earned her Ph.D. in Educational Leadership and Policy Studies from Arizona State University and Master of Science in Education and Counseling Psychology from the University of Southern California. She is a board member of the News Literacy Project where she is the Board Chair for the News Literacy Project Talent & Diversity Committee.

About First Advantage

First Advantage (NASDAQ: FA) is a leading global provider of technology solutions for screening, verifications, safety, and compliance related to human capital. The Company delivers innovative solutions and insights that help customers manage risk and hire the best talent. Enabled by its proprietary technology, First Advantage’s products and solutions help companies protect their brands and provide safer environments for their customers and their most important resources: employees, contractors, contingent workers, tenants, and drivers. Headquartered in Atlanta, Georgia, First Advantage performs screens in over 200 countries and territories on behalf of its more than 33,000 customers. For more information about First Advantage, visit the Company’s website at https://fadv.com/.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to various risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify, including those described under the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as such factors may be updated from time to time in our periodic filings with the Securities and Exchange Commission (SEC), which are accessible on the SEC’s website at www.sec.gov. Any forward-looking statements included in this press release, or our SEC filings are made only as of their respective dates, and we undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

Investor Contact

Stephanie D. Gorman

Vice President, Investor Relations

Investors@fadv.com

(888) 314-9761